Exhibit 99.1

Royal Gold Completes Strategic Alliance With Taranis Resources

          DENVER, Nov. 10 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; TSX: RGL), a leading precious metals royalty company, today announced the completion of a strategic alliance with Taranis Resources Inc. (“Taranis”) (TSX.V: TRO), regarding its exploration program in Finland.  Royal Gold also entered into an Exploration and Earn-In Agreement with Taranis on its Kettukuusikko property in Lapland, Finland.

          Royal Gold obtained a 2% net smelter return (“NSR”) royalty and future earn-in rights on Taranis’ exploration activities in Finland, in exchange for a Cdn$375,000 investment in Taranis’ stock and warrants.  Taranis has a three- year period in which to expend the funds for general exploration operations in Finland.

          Royal Gold will also fund US$500,000 for exploration work on the Kettukuusikko property, in Lapland, Finland, in exchange for a 2% NSR royalty on the property.  Royal Gold has an option to fund an additional US$600,000, in exchange for a 51% joint venture interest in the Kettukuusikko project. Royal Gold also has an option to earn an additional 24% joint venture interest (75% joint venture interest in total) by funding 100% of the cost of the Kettukuusikko project through completion of a feasibility study.

          Tony Jensen, Royal Gold’s President and Chief Operating Officer, stated, “We are pleased to add the prospective Kettukuusikko property to our exploration portfolio.  This transaction is an example of our strategy of emphasizing exploration partnerships.  Partnering with a skilled explorer such as Taranis will give the Company exposure to this developing gold region.”

          Taranis is a Colorado-based resource company actively pursuing multiple gold and silver projects in Nevada and Finland.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol “RGLD” and on the Toronto Stock Exchange, under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

SOURCE  Royal Gold, Inc.
          -0-                                        11/10/2005
          /CONTACT:  Stanley Dempsey, Chairman & Chief Executive Officer, or Karen Gross, Vice President & Corporate Secretary, both of Royal Gold, Inc., +1-303-573-1660/
          /Web site:  http://www.royalgold.com/
          (RGLD RGL. TRO.)